EXHIBIT 99.1

AGREE REALTY CORPORATION
REPORTS OPERATING RESULTS FOR THE FIRST QUARTER 2011

FIRST Quarter 2011 Highlights:

•	Increased total revenues by $1.3 million or 14%
•	1st quarter FFO increased $260,000
•	Disposed of two Borders properties for proceeds of $6.5 million
•	Acquired AT & T store in Wilmington, North Carolina for $3.3 million
•	$0.40 per share quarterly dividend paid April 12, 2011

FARMINGTON HILLS, MI (April 28, 2011) - Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended March 31, 2011. First quarter funds from operations (FFO) increased 4% to $6,317,000 compared with FFO in the first quarter of 2010 of $6,057,000.  FFO per diluted share for the first quarter of 2011 was $0.63 compared with $0.71 for the first quarter of 2010.  FFO per share decreased primarily due to an increase in the weighted average shares outstanding as the result of the common share offering in April 2010. A reconciliation of net income to FFO is included in the financial tables accompanying this press release.  Net income for the first quarter of 2011 was $4,700,000, or $0.47 per diluted share, compared with net income for the first quarter of 2010 of $9,968,000, or $1.18 per share, which included a gain of $5,332,000, or $0.66 per share from the sale of the Company’s Santa Barbara, California Borders Book store.  Total revenues increased 14% to $10,246,000, compared with total revenues of $8,977,000 in the first quarter of 2010.

“We are pleased with our operating results for the first quarter,” said Joey Agree, President and Chief Operating Officer.  “We also acquired an AT&T store in Wilmington, North Carolina, disposed of two Borders stores in Tulsa, Oklahoma and commenced a redevelopment project in Berkeley, California on behalf of a national leader in the chain drugstore industry during the quarter.  We remain well positioned to take advantage of additional development and acquisition opportunities as they arise.”

Borders bankruptcy filing

In February 2011, Borders Group, Inc. and certain of its subsidiaries, including Borders, Inc. filed a bankruptcy petition under Chapter 11 with the bankruptcy court.  Borders also filed a store closing list with the bankruptcy court which included five of the Company’s properties.  These stores closed in April 2011 and previously generated approximately $2.6 million of the Company’s annualized base rental revenues.  The Borders Chapter 11 bankruptcy filing will negatively impact future operating results due to the closure of the five Borders store locations. The Company was prepared for these events and has been marketing the assets which have been closed for potential retenanting or disposition.

Dividend

The Company paid a cash dividend of $0.40 per share on April 12, 2011 to shareholders of record on March 31, 2011.  The dividend is equivalent to an annualized dividend of $1.60 per share and represents a payout ratio of 63% of FFO for the quarter.

Portfolio

At March 31, 2011, the Company’s total assets were $280,678,000 and its portfolio consisted of 80 properties located in 17 states with a total of 3.8 million square feet of gross leasable space.  The portfolio was 96% leased at the end of the quarter, assuming the closure of the five Borders stores on the store closing list.  These five stores closed during April 2011.

The Company’s construction in progress balance totaled approximately $248,000 at March 31, 2011.

Major Tenants

The following is a breakdown of base rents in effect at March 31, 2011 for each of the Company’s major tenants:

Major Tenant	Annualized Base Rent (A)	Percent of Total Base Rent

Walgreen (30)	$11,299,499	33%
Borders (9)	4,723,665	14
Kmart (12)	3,847,911	11
Total	$19,871,075	58%

(A) Annualized base rent and number of locations for Borders excludes the five stores that Borders announced they would be closing as part of their Chapter 11 bankruptcy filing in February 2011.  The stores closed subsequent to March 31, 2011.

Lease Expirations

The following table, as of March 31, 2011, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total
2011	6	50,999	1.4%	$384,243	1.1%
2012	28	299,147	8.2%	1,421,370	4.2%
2013	21	330,063	9.1%	1,805,397	5.3%
2014	15	210,170	5.8%	1,150,560	3.4%
2015	21	804,135	22.1%	4,161,298	12.3%
2016	14	112,860	3.1%	973,826	2.9%
2017	6	51,094	1.4%	476,450	1.4%
2019	6	70,170	1.9%	1,741,879	5.1%
2020	6	170,718	4.7%	2,068,702	6.1%
Thereafter	47	1,358,254	37.5%	16,863,588	49.9%

Total	180	3,633,204		$33,857,580

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at March 31, 2011 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent

National	$30,083,407	86%
Regional	2,658,490	11
Local	1,115,682	3
Total	$33,857,580	100%

Outstanding Shares and Operating Partnership Units

For the three months ended March 31, 2011, the Company’s fully diluted weighted average shares outstanding were 9,648,462.  The basic weighted average shares outstanding for the three months ended March 31, 2011 were 9,619,228.

The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner.  As of March 31, 2011, there were 347,619 operating partnership units outstanding and the Company held a 96.59% interest.

Development Activity

The Company is developing a retail space for a national retailer in the chain drugstore industry located at the southeast corner of Shattuck Avenue and Cedar Street in Berkeley, California.  The Company is managing and coordinating the development process and overseeing the construction for a fee.  The development process commenced during the first quarter of 2011 and the project is expected to be completed during the third quarter of 2011.

Acquisitions

The Company acquired a retail property net leased to AT & T located in Wilmington, North Carolina.  The cost of the acquisition was approximately $3.3 million.

Dispositions

The Company sold two single-tenant properties leased to Borders, Inc. located in Tulsa, Oklahoma containing approximately 50,000 square feet.  The two properties were sold for net proceeds of approximately $6,500,000 in January 2011.

About Agree Realty Corporation

Agree Realty Corporation is engaged in the ownership, management and development of properties, which are primarily single tenant properties leased to retail tenants and neighborhood community shopping centers.  The Company currently owns and operates a portfolio of 80 properties, located in 17 states and containing approximately 3.8 million square feet of gross leasable space.  The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC.”

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2010.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Minimum rents	$9,057	$7,892
Percentage rent	16	-
Operating cost reimbursements	739	670
Development Fee Income	411	397
Other income	23	18
Total Revenues	10,246	8,977
Expenses:
Real estate taxes	614	489
Property operating expenses	421	396
Land lease payments	227	97
General and administration	1,442	1,252
Depreciation and amortization	1,629	1,344
Interest expense	1,305	1,270
Total Expenses	5,638	4,848
Income before discontinued operations	4,608	4,129
Gain on sale of asset from discontinued operations	-	5,332
Income from discontinued operations	92	507
Net Income	4,700	9,968
Net Income attributable to non-controlling interest	160	402
Net income attributable to Agree Realty Corporation	$4,540	$9,566
Net Income Per Share – Dilutive	$0.47	$1.18
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$4,608	$9,968
Depreciation of real estate assets	1,592	1,401
Amortization of leasing costs	25	20
Gain on sale of assets	-	(5,332)
Funds from Operations	$6,317	$6,057
Funds from Operations Per Share – Dilutive	$0.63	$0.71
Weighted average number of shares and OP units outstanding – dilutive	9,996	8,478
________________
(1)           FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	March 31, 2011	December 31 2010
Assets
Land	$104,632	$103,693
Buildings	229,465	227,646
Accumulated depreciation	(67,599)	(66,111)
Property under development	248	359
Property held for sale		6,522
Cash and cash equivalents	799	593
Accounts receivable	1,906	1,330
Deferred costs, net of amortization	10,419	10,098
Other assets	808	912
Total Assets	$280,678	$285,042

Liabilities
Mortgages payable	$69,775	$71,527
Notes payable	26,130	28,380
Deferred revenue	9,173	9,346
Dividends and distributions payable	4,065	5,146
Other liabilities	3,305	3,513
Total Liabilities	112,448	117,912

Stockholders’ Equity
Common stock (9,857,314 and 9,759,014 shares)	1	1
Additional paid-in capital	180,065	179,705
Deficit	(14,105)	(14,702)
Accumulated other comprehensive income (loss)	(647)	(765)
Non-controlling interest	2,916	2,891
Total Stockholders’ Equity	168,230	167,130
	$280,678	$285,042

CONTACT:	Alan D. Maximiuk, Chief Financial Officer
(248) 737-4190